Law Offices
                     Ballard Spahr Andrews & Ingersoll, LLP
                          1225 17th Street, Suite 2300
                             Denver, Colorado 80202
                                 (303) 292-2400
                               Fax: 303-296-3956


                                January 26, 1999


NAVIDEC, Inc.
14 Inverness Drive, Suite F-116
Englewood, Colorado 80112

Re: Form SB-2 Registration Statement relating to shares of no par value Common Stock and Warrants for Selling Security Holders

Ladies and Gentlemen:

     We have acted as counsel for NAVIDEC, Inc. (the "Company") in connection with the preparation of the Form SB-2 Registration Statement to be filed by the Company with the Securities and Exchange Commission relating to the shares of the Company's no par value common stock (the "Common Stock") and the resale of outstanding warrants of the Company that may be exercised at a price of $7.20 per share (the "Warrants") being offered for sale by certain holders of the Company's securities. As such counsel, we have examined and relied upon such records, documents, certificates and other instruments and have made such other investigation as we deemed appropriate as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that the shares of Common Stock being offered, including those shares of Common Stock underlying the Warrants, when sold in accordance with the terms set forth in the Registration Statement will be validly issued and outstanding, fully paid and nonassessable.

     We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the State of Colorado. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Registration Statement and the Prospectus forming a part thereof.


                                      Very truly yours,


                                      /s/ Ballard Spahr Andrews & Ingersoll, LLP
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